Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

September 4, 2015

VirnetX Holding Corporation
308 Dorla Court, Suite 206
Zephyr Cove, NV 89448

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to VirnetX Holding Corporation, a Delaware corporation (the “Company”), in connection with preparation and filing of a Registration Statement on Form S-3 (File No. 333-206497) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Prospectus Supplement filed pursuant to Rule 424(b) under the Securities Act, dated September 4, 2015 (the “Prospectus Supplement”), relating to the sale by the Company of shares of its common stock, par value $0.0001 per share (the “Common Stock”) having an aggregate offering price of up to $35,000,000 (the “Shares”).

The offering and sale of the Shares are being made pursuant to that certain Sales Agreement, dated as of August 20, 2015 (the “Sales Agreement”), by and between the Company and Cowen and Company, LLC (“Cowen”).

We have examined copies of the Sales Agreement, the Registration Statement and the Prospectus Supplement. We have also examined instruments, documents and records which we deem relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company, and when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

austin   brussels   georgetown, de   hong kong   new york   palo alto   san diego   san francisco   seattle   shanghai   washington, dc

VirnetX Holding Corporation
September 4, 2015

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about September 4, 2015, for incorporation by reference into the Registration Statement. In giving our consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation